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                                                  133 Peachtree Street Northeast
                                                          Atlanta, Georgia 30303
                                                                   (404) 6524000


News from Georgia-Pacific

                              Release No. C-1389

                              Contacts:
                              Sheila Weidman
                              Georgia-Pacific Corp.
                              (404) 652-4732

                              Ed Bond
                              Sierra Pacific Industries
                              (916) 378-8280

                              March 31, 1997

            GEORGIA-PACIFIC AND SIERRA PACIFIC COMPLETE TRANSACTION

                             FOR MARTELL OPERATIONS


ATLANTA -- Georgia-Pacific West Inc., a wholly owned subsidiary of Georgia-Pacific Corp., and Sierra Pacific Industries today completed the previously announced transaction in which Sierra Pacific purchased the assets of Georgia-Pacific's Martell, Calif., operations for approximately $320 million.

Georgia-Pacific will realize an after-tax net gain of approximately $80 million that will be reported in the company's first quarter 1997 financial results. The proceeds will be used to repay outstanding debt. Operations in the transaction include 127,000 acres of timberlands, a particleboard plant and a sawmill.

     `This transaction serves our shareholders well,'' A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer, said. "It is an example of Georgia-Pacific's practice of continually reviewing assets to identify appropriate restructuring or divestiture opportunities to further add value."

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     `This acquisition will enable Sierra Pacific to grow strategically, enhance our product capabilities for our customers and better meet their needs,' said A.A. "Red" Emmerson, president of Sierra Pacific. "Importantly, it provides our company a secure and cost-effective source of timber to support our operations."